Exhibit 99.1

Cogo Group, Inc. Reports 2009 First Quarter Results

•	Q1 Net Revenue: $63.3 million (a year-on-year increase of 5.1%)
•	Q1 Net Income attributable to Cogo Group, Inc.: $1.6 million GAAP and $4.5 million Non-GAAP
•	Q1 EPS Diluted attributable to Cogo Group, Inc.: $0.04 GAAP and $0.12 Non-GAAP with a year-on-year decrease of 36.8%
•	Company provides Q2 guidance of $70-72 million in revenue and Non-GAAP EPS attributable to Cogo Group, Inc. of $0.14-$0.15

SHENZHEN, China, May 6, 2009—Cogo Group, Inc. (NASDAQ: COGO), a leading provider of customized design solutions for the technology manufacturing sector in China, today announced unaudited financial results for its first quarter of 2009. The Company reported quarterly revenue of $63.3 million, up 5.1% year-over-year, compared to $60.2 million reported in the first quarter of 2008.

Net income attributable to Cogo Group, Inc. for the first quarter of 2009 was $1.6 million, down 70.6% from $5.3 million in the same period last year, with Non-GAAP net income attributable to Cogo Group, Inc. of $4.5 million, down 40.9% over the same period last year.  Earnings per share (“EPS”) Diluted attributable to Cogo Group, Inc. on a U.S. GAAP basis was $0.04, and Non-GAAP EPS Diluted attributable to Cogo Group, Inc. (which excludes share-based compensation expense and acquisition related costs including amortization of intangible assets and recognized deferred taxation) was $0.12, down 36.8% from the first quarter of 2008.

Key Financial Indicators
(all numbers in USD thousands, except Earnings per share data)
	Q1 2009(1)	Q1 2008(1)	Percent Change
Net Revenue	$63,268	$60,189	5.1%
Cost of Sales	$54,276	$48,439	12.1%
Gross Profit	$8,992	$11,750	-23.5%
Net Operating Expenses	$7,576	$7,052	7.4%
Income from Operations	$1,416	$4,698	-69.9%
Net Income Attributable to Cogo Group, Inc.(2)	$1,555	$5,281	-70.6%
EPS Diluted Attributable to Cogo Group, Inc.	$0.04	$0.13	-69.2%
Non-GAAP EPS Diluted attributable to Cogo Group, Inc.	$0.12	$0.19	-36.8%

(1)	The US dollar amounts are calculated based on the conversion rate of USD1 to RMB6.8329 as of March 31, 2009 and USD1 to RMB7.012 as of March 31, 2008.
(2)
Included in the Q1 2009 net income attributable to Cogo Group, Inc. was an amount of $2.1 million in respect of share-based compensation expense in accordance with Statement of Financial Accounting Standards of No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”) and $0.9 million acquisition related costs including amortization of purchased intangible assets and recognized deferred taxation. Non-GAAP net income attributable to Cogo Group, Inc., excluding the effects of share-based compensation expense and acquisition related costs, was $4.5 million or $0.12 Non-GAAP EPS Diluted attributable to Cogo Group, Inc. Included in the Q1 2008 net income was an amount of $1.6 million for share-based compensation expense in accordance with SFAS 123R and $0.8 million acquisition related costs including amortization of purchased intangible assets and recognized deferred taxation.

Recent Developments

The Company is currently finalizing the acquisition of Mega Smart, a pioneer in China’s developing industrial applications market in the electric grid and “smart meter” segments. Management expects the acquisition to significantly enhance the Company’s product offerings and fuel its growth in China’s rapidly expanding industrial sector, which is currently benefiting from a large, broad-based government infrastructure stimulus plan. Cogo expects a smooth integration of Mega Smart’s sales team once the acquisition is finalized.  The newly combined workforce is expected to be able to immediately leverage the company’s current customer base, which consists of over 1,200 companies.

Jeffrey Kang, Chairman & Chief Executive Officer, Cogo Group, Inc. said, “We expect this transaction to close in the second quarter of 2009, and we are excited to integrate the Mega Smart team into the Cogo sales platform.  We are increasingly convinced that this acquisition will be a very cost effective and efficient way to benefit from the rapidly growing industrial business market within China.”

Financial Results

Net revenue for the first quarter was $63.3 million, an increase of 5.1% compared to $60.2 million reported for the first quarter of last year. The net revenue breakdown is as follows: $21.8 million, or 34.5% of total revenue for mobile handsets, representing a 10.7% decrease year-over-year; $16.2 million, or 25.6% of total revenue for telecommunications equipment, representing a 0.8% increase year-over-year; and $17.7 million, or 27.9% of total revenue for digital media products, representing an increase of 1.8% year-over-year. The Company’s service business contributed $0.7 million in net revenues for the first quarter and accounted for approximately 1.1% of total net revenue. Also during the quarter, the Company generated $6.9 million in revenue, or 10.9% of total revenue, from component sales relating to industrial business, which includes industrial solutions targeted at the electrical grid and railway sectors.

Cost of sales, which includes the aggregate purchase of components from suppliers and the direct cost of services, was $54.3 million compared to $48.4 million, representing an increase of 12.1% year-over-year. Gross profit for the first quarter was $9.0 million, down 23.5% compared to the $11.8 million during the first quarter of last year. Gross margin for the first quarter decreased to 14.2%, compared to 19.5% reported during the first quarter of 2008, due to the unfavorable product mix reflecting growing demands in the lower gross margin, low-end segment of the handset market.

Selling, general and administrative expenses totaled $5.2 million, down 7.8%, compared to $5.7 million reported for the first quarter of last year. The decrease was attributable to a reduction in the charge of allowance for doubtful accounts and share-based compensation expense of $0.2 million and $0.4 million, respectively.  Research and development (R&D) expenses increased by 70.9% to $2.3 million compared to $1.4 million in the first quarter of 2008. The increase was mainly attributable to share-based compensation awards granted during the first quarter of 2009 which increased share-based compensation cost of $0.8 million as compared to the corresponding period in 2008.

Income from operations was $1.4 million, down 69.9% as compared to $4.7 million for the first quarter of 2008. Operating margin for the first quarter was 2.2% versus 7.8% for the first quarter of 2008. Excluding the effects of share-based compensation and acquisition-related costs including amortization of purchased intangible assets, operating margin would have been 7.3% for the first quarter of 2009, compared to 12.0% for the same period in 2008. The effective tax rate for the first quarter of 2009 was 11.3%, compared to 8.2% for the same period in 2008. Included in the income tax expense for the quarter ended March 31, 2009 was a deferred income tax benefit of $0.2 million as a result of the amortization of purchased intangible assets of $1.1 million. Noncontrolling interests’ share of income was $0.04 million as compared to $nil during the same period in 2008.

Net income attributable to Cogo Group, Inc. for the first quarter was $1.6 million or EPS Diluted attributable to Cogo Group, Inc. of $0.04 on a U.S. GAAP basis, compared to net income attributable to Cogo Group, Inc. of $5.3 million, or EPS Diluted attributable to Cogo Group, Inc. of $0.13 in the first quarter of 2008. Included in the first quarter 2009 net income attributable to Cogo Group, Inc. was an amount of $2.1 million for share-based compensation expense and $0.9 million for acquisition-related costs including amortization of purchased intangible assets and recognized deferred taxation. Excluding the share-based compensation expense and acquisition-related costs including amortization of purchased intangible assets and recognized deferred taxation, the Company would have reported net income attributable to Cogo Group, Inc. of $4.5 million or $0.12 Non-GAAP EPS Diluted attributable to Cogo Group, Inc. for the first quarter, as compared to $0.19 for the first quarter of 2008. The weighted average number of shares used in the calculation of diluted EPS attributable to Cogo Group, Inc. was 37.2 million compared to 40.0 million in the first quarter of 2008.

Balance Sheet

As of March 31, 2009, the Company completed the quarter with cash of $108.7 million, up slightly from $100.6 million at the fiscal year end 2008, attributable to income generated from operations. Pledged bank deposits were $17.0 million as of March 31, 2009 and December 31, 2008. The Company continues to be in a strong financial position with a current ratio of 6.1 to 1. Inventory turnover was 29 days. Accounts receivable were collected in an average of 93 days. Operating Cash flows was positive at $9.7 million. The Company had no bank borrowings as of March 31, 2009 and December 31, 2008. Total Cogo shareholders’ equity was $210.2 million as of March 31, 2009, a slight increase from $205.8 million as of December 31, 2008.

Business Outlook

Based on current visibility and new business in the pipeline, management is providing 2009 Q2 guidance of $70-72 million in revenue and Non-GAAP EPS Diluted attributable to Cogo Group, Inc. of $0.14-0.15.

Mr. Kang remarked, "While we continue to face economic uncertainty, we remain confident that we can continue to benefit from a variety of tailwinds, including the continued build-out of 3G networks in China and the country's overall economic stimulus plan.  Cogo continues to generate solid operating cash flow and we are making progress towards our goal of 15% gross margin and 10% operating margins."

Cogo 2009 Q1 Earnings Results Conference Call
Date/ Time:
May 6, 2009 (Wednesday) @ 4:30 PM (ET)

Conference Call:
US/ Canada Toll-Free: 1-877-941-6009
International: +1 (480) 629 9770

Webcast/ Audio Recording:
http://viavid.net/dce.aspx?sid=00006292.

Replay:
US/ Canada Toll-Free: 1-800-406-7325 (Passcode: 4060212)
International: +1 (303) 590 3030 (Passcode: 4060212)

About Cogo Group, Inc.:
Cogo Group, Inc. (NASDAQ: COGO) is a leading provider of customized module and subsystem design solutions in China. The Company believes it acts as a proxy to China's technology industry as it works with virtually all the major ODMs and OEMs in China. Cogo leverages these relationships and combines their IP to create designs that Cogo then sells to electronic manufacturers. These designs allow manufacturers to reduce their time to market for new products and ultimately increase sales. Cogo focuses on the mobile handset, telecommunications equipment, digital media and industrial applications end-markets for their customized design modules while also offering business and engineering services to their large telecommunications equipment vendor customers. Over the last twelve years, Cogo has grown its customer list to include more than 1,200 manufacturers across the mobile handset, telecommunications equipment, industrial and consumer markets, covering both multinational Chinese subsidiaries and Chinese domestic companies.

For more information:
Investor Relations
www.comtech.com.cn/investorinfo.html
communications@cogo.com.cn
HK: +852 2730 1518
US: +1 (646) 291 8998

Safe Harbor Statement:
This press release includes certain statements that are not descriptions of historical facts, but are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include statements about our proposed discussions related to our business or growth strategy such as growth in digital media, mobile handset and telecommunications businesses, as well as our potential acquisitions which are subject to change. Such information is based upon expectations of our management that were reasonable when made, but may prove to be incorrect. All such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. For further descriptions of other risks and uncertainties, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings, including our most recent Forms S-1 and/or S-3. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov.

About Non-GAAP Financial Measures:
To supplement Cogo's consolidated financial results presented in accordance with GAAP, Cogo uses the following measures defined as Non-GAAP financial measures by the SEC: 1) Non-GAAP net income attributable to Cogo Group, Inc., which is net income attributable to Cogo Group, Inc.  excluding share-based compensation expenses and acquisition related costs such as amortization and impairment of purchased intangible assets, in-process research and development, recognized deferred taxation and impairment of goodwill, 2) Non-GAAP basic and diluted earnings per share attributable to Cogo Group, Inc., which is basic and diluted earnings per share attributable to Cogo Group, Inc. excluding share-based compensation expenses and acquisition related costs such as amortization and impairment of purchased intangible assets, in-process research and development, recognized deferred taxation and impairment of goodwill, 3) Non-GAAP operating margin, which is operating margin excluding share-based compensation expenses and acquisition related costs such as amortization of purchased intangible assets, and 4) Non-GAAP income from operation, which is income from operation excluding share-based compensation expenses and acquisition related costs such as amortization of purchased intangible assets. The presentation of these Non-GAAP financial measures is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. For more information on these Non-GAAP financial measures, please see the table captioned “Unaudited Reconciliation of Non-GAAP measures to the most comparable GAAP measures” set forth at the end of this release.

Cogo believes that these Non-GAAP financial measures provide meaningful supplemental information regarding its performance and liquidity by excluding share-based compensation expenses and acquisition related costs such as amortization and impairment of purchased intangible assets that may not be indicative of its operating performance from a cash perspective. Cogo believes that both management and investors benefit from referring to these Non-GAAP financial measures in assessing its performance and when planning and forecasting future periods. These Non-GAAP financial measures also facilitate management's internal comparisons to Cogo's historical performance and liquidity. Cogo computes its Non-GAAP financial measures using the same consistent method from quarter to quarter. Cogo believes these Non-GAAP financial measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making. A limitation of using Non-GAAP net income attributable to Cogo Group, Inc., Non-GAAP basic and diluted earnings per share attributable to Cogo Group, Inc., Non-GAAP income from operations and Non-GAAP operating margin is that these Non-GAAP measures exclude share-based compensation expenses and acquisition related costs such as amortization and impairment of purchased intangible assets, in-process research and development, recognized deferred taxation and impairment of goodwill that have been and will continue to be for the foreseeable future a recurring expense in our business. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from each Non-GAAP measure. The accompanying tables have more details on the reconciliations between GAAP financial measures that are most directly comparable to Non-GAAP financial measures.

Tables Attached

COGO GROUP, INC. and SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months ended March 31,
	2009	2009	2008
	USD’000	RMB’000	RMB’000
Net Revenue
Product sales	62,566	427,505	408,835
Services revenue	702	4,797	13,210
	63,268	432,302	422,045
Cost of sales
Cost of goods sold	(53,697)	(366,908)	(331,842)
Cost of services	(579)	(3,954)	(7,814)

	(54,276)	370,862	(339,656)
Gross profit	8,992	61,440	82,389
Selling, general and administrative expenses	(5,233)	(35,757)	(39,778)
Research and development expenses	(2,348)	(16,044)	(9,633)
Other operating income (expense)	5	33	(38)

Income from operations	1,416	9,672	32,940
Interest expense	(5)	(31)	(240)
Interest income	381	2,603	7,618

Earnings before income taxes	1,792	12,244	40,318
Income tax expense	(201)	(1,377)	(3,291)

Net income	1,591	10,867	37,027
Less net income attributable to noncontrolling interest	(36)	(243)	—

Net income attributable to Cogo Group, Inc.	1,555	10,624	37,027

	USD	RMB	RMB
Earnings per share attributable to Cogo Group, Inc.
Basic	0.04	0.30	0.95
Diluted	0.04	0.29	0.93

Weighted average number of common shares outstanding
Basic		35,929,788	39,056,811
Diluted		37,264,100	39,961,321

COGO GROUP, INC. and SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,		December 31,
	2009	2009	2008
	USD’000	RMB’000	RMB’000
Assets
Current assets:
Cash	108,656	742,438	686,379
Pledged bank deposits	17,000	116,159	115,983
Accounts receivable, net	65,277	446,033	497,992
Bills receivable	1,532	10,466	13,555
Inventories	17,284	118,101	95,855
Prepaid expenses and other receivables	2,646	18,080	20,211

Total current assets	212,395	1,451,277	1,429,975
Property and equipment, net	2,483	16,967	17,993
Goodwill and intangible assets, less accumulated amortization, RMB50,112 (USD7,334) in 2009 and RMB42,819 in 2008	33,652	229,941	237,234
Other assets	236	1,608	1,608
Total Assets	248,766	1,699,793	1,686,810

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	15,697	107,255	107,512
Income taxes payable	1,498	10,238	8,225
Accrued expenses and other liabilities	17,804	121,651	141,925
Total current liabilities	34,999	239,144	257,662
Deferred tax liabilities	2,714	18,544	19,693
Total liabilities	37,713	257,688	277,355

Stockholders’ equity
Common stock
Par value: USD 0.01
Authorized: 200,000,000 shares
Issued: 39,637,398 shares
Outstanding: 35,692,987 shares in 2009
35,231,661 shares in 2008	472	3,228	3,196
Additional paid in capital	170,918	1,167,867	1,146,840
Retained earnings	78,278	534,864	524,240
Accumulated other comprehensive loss	(15,649)	(106,929)	(107,645)
	234,019	1,599,030	1,566,631
Less: cost of common stock in treasury, 3,944,411 shares in 2009 and 2008	(23,809)	(162,687)	(162,687)
Total Cogo Group, Inc. stockholders’ equity	210,210	1,436,343	1,403,944
Noncontrolling interest	843	5,762	5,511
Total stockholders’ equity	211,053	1,442,105	1,409,455

Total liabilities and stockholders’ equity	248,766	1,699,793	1,686,810

COGO GROUP, INC. and SUBSIDIARIES

UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO THE MOST COMPARABLE GAAP MEASURES

	Three Months ended March 31,
	2009	2008
	$'000	$'000
Net Income
GAAP net income attributable to Cogo Group, Inc.	1,555	5,281
Share-based compensation expense	2,082	1,617
Acquisition related costs - amortization of purchased intangible assets and recognized deferred taxation	899	775
Non-GAAP net income attributable to Cogo Group, Inc.	4,536	7,673

Income from operation
GAAP income from operations	1,416	4,698
Share-based compensation expense	2,082	1,617
Acquisition related costs - amortization of purchased intangible assets	1,067	920
Non-GAAP income from operation	4,565	7,235

Operating Margin
GAAP operating margin	2.2%	7.8%
Non-GAAP operating margin	7.2%	12.0%

Earnings per share	$	$
GAAP net income attributable to Cogo Group, Inc. per common share- Basic	0.04	0.14
GAAP net income attributable to Cogo Group, Inc. per common share- Diluted	0.04	0.13

Non-GAAP net income attributable to Cogo Group, Inc. per common share- Basic	0.13	0.20
Non-GAAP net income attributable to Cogo Group, Inc. per common share- Diluted	0.12	0.19

Weighted average number of common shares outstanding
Basic	35,929,788	39,056,811
Diluted	37,264,100	39,961,321